                               December 15, 1997


Mr. Pier Antoniucci
P-COM, Inc.
3175 S. Winchester Blvd.
Campbell, CA  95008

Dear Pier:


     We are pleased to inform you that the Board of Directors of P-Com, Inc. (the "Company") has recently authorized and approved a special benefit program for you and the other key executives. The purpose of this letter agreement is to set forth the terms and conditions of your benefit package and to explain the limitations which will govern the overall value of your benefits.

     Your benefits will become payable in the event your employment terminates, either voluntarily or involuntarily for any reason, within twenty-four (24) months following certain changes in ownership or control of the Company. To understand the full scope of your benefits, you should familiarize yourself with the definitional provisions of Section I of this letter agreement. The benefits comprising your package are detailed in Section II. Section III addresses the treatment of any excise tax imposed in the event that any of your benefits constitute excess parachute payments for purposes of the Federal tax laws and
Section IV deals with ancillary matters affecting your arrangement.

                            SECTION I - DEFINITIONS

     For purposes of this letter agreement the following definitions will be in effect:

     1.1 AVERAGE COMPENSATION means the average of your W-2 wages from the Company for the five (5) calendar years completed immediately prior to the calendar year in which the Change of Control is effected. Any W-2 wages for a partial year of employment will be annualized, in accordance with the frequency which such wages are paid during such partial year, before inclusion in your Average Compensation. If any of your compensation from the Company during such five (5)-year or shorter period was not included in your W-2 wages for U.S. income tax purposes, either because you were not a U.S. citizen or resident or because such compensation was excludible from income as foreign earned income under Code Section 911 or as pre-tax income under Code Section 125 or 402(g), then such compensation will nevertheless be included in your Average Compensation to the same extent as if it were part of your W-2 wages.

     1.2 BASE SALARY means the annual rate of base salary in effect for you immediately prior to the Change in Control or (if greater) the annual rate of base salary in effect at the time of your Termination.

     1.3  BOARD means the Company's Board of Directors.

     1.4 CHANGE IN CONTROL means any of the following transactions effecting a change in ownership or control of the Company:

               (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State in which the Company is incorporated,

               (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company,

               (iii) any reverse merger in which the Company is the surviving entity but in which securities possessing fifty percent (50%) or more of the total combined voting power of the Company's outstanding securities are transferred to person or persons different from the persons holding those securities immediately prior to such merger,

               (iv)  a Hostile Take-Over, or

               (v) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than thirty percent (30%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders.

          1.5  CODE means the Internal Revenue Code of 1986, as amended.

          1.6  COMMON STOCK means the Company's common stock.

          1.7 DISABILITY shall mean your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

          1.8 FAIR MARKET VALUE means, with respect to any shares of Common Stock subject to any of your Options, the closing selling price per share of Common Stock on the date in question, as reported on the Nasdaq National Market. If there is no reported sale of Common Stock on such date, then the closing selling price on the Nasdaq National Market on the next preceding day for which there does exist such quotation shall be determinative of Fair Market Value.

          1.9 HEALTH CARE COVERAGE means the continued health care coverage to which you and your eligible dependents may become entitled under Section II of this letter agreement upon the Termination of your employment.

          1.10 HOSTILE TAKE-OVER means either of the following transactions:

               (i) the successful acquisition by a person or a group of related persons, other than the Company or a person controlling, controlled by or under common control with the Company, of beneficial ownership (as determined pursuant to the provisions of Rule 13d-3 under the 1934 Act) of securities possessing more than twenty-five percent (25%) of the total combined voting power of the Company's outstanding securities pursuant to a transaction or series of related transactions which the Board does not at any time recommend the Company's stockholders to accept or approve, or

               (ii) a change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the Board ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (I) have been members of the Board continuously since the beginning of such period or (II) have been elected or nominated for election as Board members during such period by at least a two-thirds majority of the Board members described in clause
     (I) who were still in office at the time such election or nomination was approved by the Board.

          1.11 INVOLUNTARY TERMINATION means the termination of your employment with the Company (or successor):

               (i) involuntarily upon your discharge or dismissal,

               (ii) voluntarily upon your resignation following (I) a change in your position with the Company (or successor) which reduces your duties or level of responsibility or otherwise changes the level of management to which you report, (II) a reduction in your level of compensation (including base salary, fringe benefits and target bonus under any incentive performance plan) or (III) a change in your place of employment which is more than fifty (50) miles from your place of employment prior to the Change in Control, provided and only if such change or reduction is
                        --------------------
     effected without your written concurrence, or

               (iii)  by reason of your death or Disability.

          1.12 1934 ACT shall mean the Securities Exchange Act of 1934, as amended.

          1.13 OPTION means any option granted to you under the Plans which is outstanding at the time of the Change in Control or your subsequent Termination. Your Options will be divided into two (2) separate categories as follows:

               Acquisition-Accelerated Options: any outstanding Option (or
               -------------------------------
     installment thereof) which automatically accelerates, pursuant to the acceleration provisions of the agreement evidencing that Option, upon a change in control or ownership of the Company under certain specified circumstances.

               Severance-Accelerated Options: any outstanding Option (or
               -----------------------------
     installment thereof) which accelerates upon your Termination pursuant to
     Section II of this letter agreement.

          1.14 OPTION PARACHUTE PAYMENT means, with respect to any Acquisition-Accelerated Option or any Severance-Accelerated Option, the portion of that Option deemed to be a parachute payment under Code Section 280G and the Treasury Regulations issued thereunder. The portion of such Option which is categorized as an Option Parachute Payment will be calculated in accordance with the valuation provisions established under Code Section 280G and the applicable Treasury Regulations and will include an appropriate dollar adjustment to reflect the lapse of your obligation to remain in the Company's employ as a condition to the vesting of the accelerated installment. In no event, however, will the Option Parachute Payment attributable to any Acquisition-Accelerated Option or Severance-Accelerated Option (or accelerated installment) exceed the spread (the excess of the Fair Market Value of the accelerated option shares over the option exercise price payable for those shares) existing at the time of acceleration.

          1.15 OTHER PARACHUTE PAYMENT means any payment in the nature of compensation (other than the benefits to which you become entitled under Section II of this letter agreement) which are made to you in connection with the Change in Control and which accordingly qualify as parachute payments within the meaning of Code Section 280G(b)(2) and the Treasury Regulations issued thereunder. Your Other Parachute Payments will include (without limitation) the Present Value, measured as of the Change in Control, of the aggregate Option Parachute Payment attributable to your Acquisition-Accelerated Options (if any).

          1.16 PLANS means (i) the Company's 1992 Stock Option Plan, (ii) the Company's 1995 Stock Option/Stock Issuance Plan, as amended or restated from time to time, and (iii) any successor stock incentive plan subsequently implemented by the Company.

          1.17 PRESENT VALUE means the value, determined as of the date of the Change in Control, of any payment in the nature of compensation to which you become entitled in connection with the Change in Control or the subsequent Termination of your employment, including (without limitation) the Option Parachute Payment attributable to your Severance-Acceleration Options, your Severance Payments under Section II of this letter agreement and the Option Parachute Payment attributable to your Acquisition-Accelerated Options. The Present Value of each such payment will be determined in accordance with the provisions of Code Section 280G(d)(4), utilizing a discount rate equal to one hundred twenty percent (120%) of the applicable Federal rate in effect at the time of such determination, compounded semi-annually to the effective date of the Change in Control.

          1.18 SEVERANCE PAYMENTS means the severance payments to which you may become entitled under Section II in the event of a Termination following a Change in Control, subject, however, to the dollar limitations of Section III.

          1.19 TERMINATION means a Voluntary Resignation or an Involuntary Termination of your employment.

          1.20 VOLUNTARY RESIGNATION means a resignation by you other than one which constitutes an Involuntary Termination.

                             SECTION II - BENEFITS

          Upon the Termination of your employment within twenty-four (24) months following a Change in Control, you will become entitled to receive the special benefits provided in this Section II.

          2.1  PAYMENTS
               --------

          (A)  BASE SALARY

          You will be entitled to a Severance Payment in an amount equal to two
(2) times your Base Salary.

          (B)  BONUS

          You will be entitled to an additional Severance Payment in an amount equal to the GREATER of the following bonus amounts: (a) two (2) times the full amount of the target bonus payable to you with respect to the fiscal year in which the Termination occurs or (b) two (2) times the full amount of the target bonus payable to you with respect to the fiscal year in which the Change in Control occurs.

          (C)  PAYMENT OF SEVERANCE PAYMENTS

          In the absence of a Hostile Take-Over, your Severance Payments will be made at bi-weekly intervals following your Termination. However, these payments will immediately terminate in the event you fail to abide by the restrictive covenants set forth in Paragraph 2.4.

          Should your Termination occur in connection with a Hostile Take-Over, the Severance Payments will be made to you in a lump sum payment within thirty
(30) days after your Termination and the provisions of Paragraph 2.4 will not apply.

          All Severance Payments will be subject to the Company's collection of all applicable federal and state income and employment withholding taxes.

          2.2  OPTION ACCELERATION
               -------------------

          Each of your outstanding Options will (to the extent not then otherwise fully exercisable) automatically accelerate so that each such Option will become fully vested and immediately exercisable for the total number of shares of Common Stock at the time subject to that Option. Each such accelerated Option, together with all your other vested Options, will remain exercisable for fully-vested shares until the earlier of (i) the expiration date of the ten (10)-year option term or (ii) the end of two (2) full years measured from the date of your Termination or greater if set forth in the Option.

          2.3  ADDITIONAL BENEFITS
               -------------------

          (A)  HEALTH CARE COVERAGE

          The Company will, at its expense, provide you and your eligible dependents with continued health care coverage under the Company's medical/dental/vision plan until the earlier of (i) twenty-four (24) months
                                     -------
after the date of your Termination or (ii) the first date that you are covered under another employer's health benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions. The coverage so provided you and your eligible dependents will be in full and complete satisfaction of the continued health care coverage to which you or your eligible dependents would otherwise, at your own expense, be entitled under Code
Section 4980B by reason of your termination of employment.

          (B)  UNPAID BENEFITS

          You will receive an immediate lump sum payment of all unpaid vacation days which you have accrued through the date of your Termination.

          2.4  RESTRICTIVE COVENANTS
               ---------------------

          For the twenty-four (24)-month period following your Termination, you will not:

               (i) directly or indirectly, whether for your own account or as an employee, director, consultant or advisor, provide services to any business enterprise which is at the time in competition with any of the Company's then-existing or formally planned product lines and which is located geographically in an area where the Company maintains substantial business activities;

               (ii) directly or indirectly encourage or solicit any individual to leave the Company's employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective employees; or

               (iii) induce or attempt to induce any customer, supplier, distributor, licensee or other business affiliate of the Company to cease doing business with the Company or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business affiliate and the Company.

          You acknowledge that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of your breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, the Company will, in addition to the cessation of the severance benefits provided under this agreement and any remedies available to the Company at law, be entitled to obtain equitable relief in the form of an injunction precluding you from continuing to engage in such breach.

          None of the foregoing restrictive covenants will be applicable in the event your Termination occurs in connection with a Hostile Take-Over.

                       SECTION III - PARACHUTE PAYMENTS

          3.1  PARACHUTE TAX GROSS-UP
               ----------------------

          Should the aggregate Present Value (measured as of the Change in Control) of (i) the benefits to which you become entitled under Section II at the time of your Termination (namely the Severance Payments, the Option Parachute Payment attributable to your Severance-Accelerated Options and your Health Care Continuation) and (ii) all Other Parachute Payments to which you are entitled, exceed 2.99 times your Actual Average Compensation (the "Parachute Limit") and thereby result in an excise tax liability under Section 4999 of the Code, then the Company will provide you with a full tax gross-up with respect to such excise tax liability. The amount of such tax gross-up will be determined pursuant to the following formula:

               X  =  Y /  1 - (A + B + C), where

               X is the total dollar payment (the "Tax Gross-Up") required to be paid under this letter agreement,

               Y is the total excise tax (the "Parachute Tax") imposed on you pursuant to Section 4999 of the Code (or any successor provision) with respect to the Severance Payments, the Option Parachute Payment attributable to your Severance-Accelerated Options, your Health Care Continuation and all Other Parachute Payments,

               A is the excise tax rate in effect under Section 4999 of the Code for excess parachute payments,

               B is the highest combined marginal federal income and applicable state income tax rate in effect for you, after taking into account the deductibility of state income taxes against federal income taxes to the extent allowable, for the calendar year in which the Tax Gross-Up is paid, and

               C is the applicable Hospital Insurance (Medicare) Tax Rate in effect for you for the calendar year in which the Tax Gross-Up is paid.

          3.2  INITIAL PAYMENT
               ---------------

          Within ninety (90) days after each determination is made by the Internal Revenue Service or your tax advisor that you have received a parachute payment for which you are liable for a Parachute Tax, you will identify the nature of such parachute payment to the Company and submit to the Company the calculation of the Parachute Tax attributable to that payment and the Tax Gross-Up to which you are entitled with respect to such tax liability. The Company will pay such Tax Gross-Up to you (net of all applicable withholding taxes, including any taxes required to be withheld under Section 4999 of the Code) within ten (10) business days after your submission of the calculation of such Parachute Tax and the resulting Tax Gross-Up, provided such calculations represent a reasonable interpretation of the applicable law and regulations.

          3.3  FINAL DETERMINATION
               -------------------

          In the event that your actual Parachute Tax liability is determined by a Final Determination to be greater than the Parachute Tax liability taken into account for purposes of the Tax-Gross-Up paid pursuant to this Section, then within ninety (90) days following the Final Determination, you will submit to the Company a new Parachute Tax calculation based upon the Final Determination. Within ten (10) business days after receipt of such calculation, the Company will pay you the additional Tax Gross-Up attributable to such excess Parachute Tax liability.

          3.4  REFUND
               ------

          In the event that your actual Parachute Tax liability is determined by a Final Determination to be less than the Parachute Tax liability taken into account for purposes of the Tax Gross-Up paid to you pursuant to this Section, then you will refund to the Company, promptly upon receipt, any federal or state tax refund attributable to the Parachute Tax overpayment.

          3.5  DEFINITION
               ----------

          For purposes of this section, a Final Determination means an audit adjustment by the Internal Revenue Service that is either agreed to by you or your estate or an adjustment that is sustained by a court of competent jurisdiction in a decision with which you concur or with respect to which the period within which an appeal may be filed has lapsed without a notice of appeal being filed.

                     SECTION IV - MISCELLANEOUS PROVISIONS

          4.1  DEATH
               -----

          In the event of your death, the Severance Payments (including the Parachute Payments) to which you become entitled under this letter agreement will be made, on the due date hereunder, to the executors or administrators of your estate. Should you die before you exercise all your outstanding Options, then such Options may be exercised, within twelve (12) months after your death, by the executors or administrators of your estate or by persons to whom the Options are transferred pursuant to your will or in accordance with the laws of inheritance. In no event, however, may any such Option be exercised after the specified expiration date of the option term.

          4.2  GENERAL CREDITOR STATUS
               -----------------------

          The payments and benefits to which you become entitled hereunder will be paid, when due, from the general assets of the Company, and no trust fund, escrow arrangement or other segregated account will be established as a funding vehicle for such payment. Accordingly, your right (or the right of the personal representatives or beneficiaries of your estate) to receive any payments or benefits hereunder will at all times be that of a general creditor of the Company and will have no priority over the claims of other general creditors.

          4.3  INDEMNIFICATION
               ---------------

          The indemnification provisions for officers and directors under the Company certificate of incorporation, indemnification agreement, Bylaws and insurance policies will (to the maximum extent permitted by law) be extended to you with respect to any and all matters, events or transactions occurring or effected during your employment with the Company.

          4.4  MISCELLANEOUS
               -------------

          This letter agreement will be binding upon the Company, its successors and assigns (including, without limitation, the surviving entity in any Change in Control) and is to be construed and interpreted under the laws of the State of California. Except as set forth herein, this letter agreement supersedes all prior agreements between you and the Company relating to the subject of severance benefits payable upon a change in control or ownership of the Company, including the Plans and the agreements evidencing the Options, and may only be amended by written instrument signed by you and an authorized officer of the Company. If any provision of this letter agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision will in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this letter agreement, or the enforceability or invalidity of this letter agreement as a whole. Should any provision of this letter agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this letter agreement will continue in full force and effect.

          4.5  ATTORNEY FEES
               -------------

          In the event legal proceeding should be initiated by you or by the Company with respect to any controversy, claim or dispute relating to the interpretation or application of the provisions of this letter agreement or any benefits payable hereunder, the prevailing party in such proceedings will be entitled to recover from the losing party reasonable attorney fees and costs incurred in connection with such proceedings or in the enforcement or collection of any judgment or award rendered in such proceedings. For purposes of this provision, the prevailing party means the party determined by the court to have most nearly prevailed in the proceedings, even if that party does not prevail in all matters, and does not necessarily mean the party in whose favor the judgment is actually rendered. If the Company materially breaches any of its obligations under this letter agreement and fails to cure that breach within thirty (30) days after written notice from you, you will then be entitled to reimbursement from the Company for any reasonable expenses and attorney fees you incur in having the Company subsequently cure that breach, whether or not legal proceedings are actually commenced in connection with such breach.

          4.6  INDEPENDENT LEGAL COUNSEL
               -------------------------

          By executing this letter agreement, you acknowledge that (i) this agreement has been prepared by Brobeck, Phleger & Harrison LLP ("Brobeck") acting it its capacity as legal counsel to the Company and (ii) you have had an opportunity to seek advice from your own legal counsel with respect to the matters contained herein and such individual counsel is not Brobeck.

          Please indicate your acceptance of the foregoing provisions of this letter agreement by signing the enclosed copy of this agreement and returning it to the Company.

                                  P-COM, INC.



                                  BY:  /s/ Warren T. Lazarow
                                     ___________________________________________


                                  TITLE:  Secretary
                                        ________________________________________




                                  ACCEPTANCE

          I hereby agree to all the terms and provisions of the foregoing letter agreement governing the special benefits to which I may become entitled in connection with certain changes in control or ownership of P-Com, Inc.


                                  Signature:  /s/ Pier Antonincci
                                            ____________________________________

                                  Dated: December 15, 1997